Exhibit 10.13

MINERALS TECHNOLOGIES INC.

SUPPLEMENTAL RETIREMENT PLAN

(AMENDED AND RESTATED EFFECTIVE DECEMBER 31, 2008)

ARTICLE I

INTRODUCTION AND PURPOSE

1.1
Purpose. The purpose of the Minerals Technologies Inc. Supplemental Retirement Plan (the “Plan”) is to provide additional benefits to a select group of eligible employees of Minerals Technologies Inc. (the “Company”) whose retirement benefits under the Minerals Technologies Inc. Retirement Plan (the “Retirement Plan”) have been limited (i) by Sections 415 and 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”) or (ii) by excluding amounts deferred under the Company’s Supplemental Savings Plan from the compensation taken into account under the Retirement Plan.  The additional benefits provided by the Plan will ensure that total benefits paid to participating employees will be approximately equal to the amount of benefits such employees would have accrued under the Retirement Plan had such limitations imposed by the Code and the Retirement Plan not been in effect.

1.2
Amendment and Restatement. The Company hereby amends and restates the Plan (which was previously referred to as the Minerals Technologies Inc. Nonfunded Supplemental Retirement Plan), effective December 31, 2008.

ARTICLE II

PARTICIPATION

The Participants in the Plan shall be those employees of the Company who are participating in the Retirement Plan and whose benefits under the Retirement Plan are limited by reason of Sections 415 and/or 401(a)(17) of the Code, provided that any such employee is determined by the Administrative Committee of the Plan (the “Administrative Committee”) to be part of a select group of management or a highly compensated employee.

ARTICLE III

BENEFITS

3.1
Amount of Benefits.  In the case of a Participant who is accruing benefits under the Retirement Plan under the Career Earnings Formula (a “Career Earnings Participant”), a Participant’s accrued benefit under the Plan shall be an amount equal to the difference between (i) the amount of the single life annuity pension benefit payable under the Retirement Plan as of the payment date specified in Section 4.1 and (ii) the amount of the single life annuity pension benefit that would have been payable to the Participant under the Retirement Plan as of the payment date specified in Section 4.1 (A) determined without regard to the limitation on compensation taken into account and/or pension benefits under Sections 401(a)(17) or 415 of the Code and (B) taking into account, in the year of deferral, any income deferred by the Participant pursuant to the Minerals Technologies Inc. Supplemental Savings Plan in calculating the Participant’s Career Earnings under the Retirement Plan.

In the case of a Participant who is accruing benefits under the Retirement Plan under the Cash Balance Formula (a “Cash Balance Participant”), a Participant’s accrued benefit under the Plan shall be an amount  equal to the difference between (i) the amount of the Participant’s Cash Balance Account payable under the Retirement Plan as of the payment date specified in Section 4.1 and (ii) the amount of the Participant’s Cash Balance Account that would have been payable to the Participant under the Retirement Plan as of the payment date specified in Section 4.1 (A) determined without regard for the limitation on compensation taken into account and/or pension benefits under Sections 401(a)(17) or 415 of the Code and (B) taking into account, in the year of deferral, any income deferred by the Participant pursuant to the Minerals Technologies Inc. Supplemental Savings Plan in calculating the Participant’s Earnings under the Retirement Plan.

3.2
Vesting and Accrual.  For purposes of the determination of benefits under Section 3.1, the rules contained in the Retirement Plan governing the accrual and vesting of pension benefits shall apply.  Accordingly, if a Participant is not vested in his Retirement Plan benefit at the time of his separation from service, he will not be vested in a benefit under this Plan.

ARTICLE IV
COMMENCEMENT AND FORM OF BENEFIT PAYMENT

4.1
Distribution of Benefits.  In the case of a Career Earnings Participant, benefits under this Plan shall be paid in a single lump sum upon the later of (i) the Participant’s separation from service with the Company and all Affiliates or (ii) the Participant reaching age 55.  Such lump sum shall be the actuarial equivalent of the annuity determined under Article III, determined applying the interest rate and mortality table then applicable under the Retirement Plan for purposes of determining a lump-sum cash-out with respect to a Participant’s benefit under the Career Earnings Formula.  In the case of a Cash Balance Participant, benefits under this Plan shall be paid in a single lump-sum payment upon the Participant’s separation from service with the Company and its Affiliates.  Such lump sum shall be equal to the amount determined under Article III.

4.2
Specified Employees.  Notwithstanding anything in this Plan to the contrary, in the case of a Participant who is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, payment of benefits under the Plan on account of separation from service shall be made in a lump sum upon the six-month anniversary of the Participant’s separation from service in a lump sum.  Such lump sum will be equal to the amount determined under Section 4.1 upon the Participant’s separation from service plus interest at the 26-week Treasury Bill rate for the six-month period.  The Company may create a grantor trust to pay certain of its obligations hereunder (a so-called rabbi trust), the assets of which shall be, for all purposes, the assets of the Company.  In the event the trustee of such trust is unable or unwilling to make payments directly to Participants and such trustee remits payments to the Company for delivery to Participants, the Company shall promptly remit such amount, less applicable income and other taxes required to be withheld, to the Participant.  “Specified employees”

shall be determined in accordance with the methodology established by the Board of Directors of the Company or its delegate.

4.3
Additional Benefits Following Disability.  If a Participant is Disabled at the time of his separation from service, the Participant shall receive the following benefits in addition to those described in Article III and Section 4.1.

In the case of a Career Earnings Participant, if (i) the Participant is Disabled at the time of his separation from service with the Company and its Affiliates, (ii) the Participant continues to be Disabled after age 55 or the Participant separated from service after age 55, and (iii) the Participant did not commence benefits under the Retirement Plan upon separation from service or, if later, upon reaching age 55, then at the later of age 65 or the five year anniversary of the Participant’s separation from service, the Participant shall receive a lump-sum payment.  Such lump-sum payment shall be the actuarial equivalent of the annuity determined in the following sentence, calculated applying the interest rate and mortality table applicable under the Retirement Plan for purposes of determining a lump-sum cash-out with respect to a Participant’s benefit under the Career Earnings Formula.  The annuity shall be equal to the difference, if any, between (i) the amount that would be paid under the Retirement Plan as of the payment date specified in this Section 4.3, (A) determined without regard for the limitation on compensation taken into account and/or pension benefits under the Retirement Plan by reason of Sections 401(a)(17) or 415 of the Code and (B) taking into account, in the year of deferral, any income deferred by the Participant pursuant to the Minerals Technologies Inc. Supplemental Savings Plan in calculating the Participant’s Earnings under the Retirement Plan, minus the amount that would be paid under the Retirement Plan as of the payment date specified in this Section 4.3, and (ii) the single life annuity that was determined under this Plan as of the payment date specified in Section 4.1, actuarially adjusted for commencement as of the payment date specified in this Section 4.3 in a manner consistent with the provisions of the Retirement Plan.

In the case of a Cash Balance Participant, if a Participant is Disabled at the time of his separation from service with the Company and its Affiliates, then upon the five-year anniversary of the Participant’s separation from service (i.e., the date the Participant’s disability leave began), the Participant shall receive a lump sum payment.  Such payment shall be equal to the difference, if any, between (i) the amount of the Participant’s Cash Balance Account payable under the Retirement Plan as of the payment date specified in this Section 4.3 that is attributable to Annual Pay Credits occurring after the Participant’s separation from service (A) determined without regard for the limitation on compensation taken into account and/or pension benefits under the Retirement Plan by reason of Sections 401(a)(17) or 415 of the Code and (B) taking into account, in the year of deferral, any income deferred by the Participant pursuant to the Minerals Technologies Inc. Supplemental Savings Plan in calculating the Participant’s Earnings under the Retirement Plan and (ii) the amount of the Participant’s Cash Balance Account payable under the Retirement Plan as of the payment date specified in this Section 4.3 that is attributable to Annual Pay Credits occurring after the Participant’s separation from service.

If a Participant dies before receiving the payment provided for in this Section 4.3, such payment shall be forfeited and shall not be made.

4.4
Distribution of Benefits Due to Death.  If a Career Earnings Participant dies before a benefit is paid under Section 4.1, the Participant’s Beneficiary shall receive, upon the Participant’s death, an amount equal to the difference between (i) the amount of the single life annuity pension benefit that would have been payable to a surviving spouse the same age as the Participant (whether or not the Participant actually has a surviving spouse) under the Retirement Plan upon the Participant’s death (A) determined without regard to the limitation on compensation taken into account and/or pension benefits under the Retirement Plan by reason of Sections 401(a)(17) or 415 of the Code and (B) taking into account, in the year of deferral, any income deferred by the Participant pursuant to the Minerals Technologies Inc. Supplemental Savings Plan in calculating the Participant’s Career Earnings under the Retirement Plan, and (ii) the amount of the single life annuity pension benefit payable to a surviving spouse the same age as the Participant (whether or not the Participant actually has such a surviving spouse) under the Retirement Plan upon the Participant’s death.  Such amount shall be paid in a single lump-sum payment that is the actuarial equivalent of the annuity determined under the preceding sentence, calculated applying the interest rate and mortality table applicable under the Retirement Plan for purposes of determining a lump-sum cash-out with respect to a Participant’s benefit under the Career Earnings Formula.

If a Cash Balance Participant dies before a benefit is paid under Section 4.1, the Participant’s Beneficiary shall receive, upon the Participant’s death, an amount equal to the difference between (i) the amount of the Participant’s Cash Balance Account payable under the Retirement Plan upon the Participant’s death and (ii) the amount of the Participant’s Cash Balance Account that would have been payable to the Participant under the Retirement Plan upon the Participant’s death (A) determined without regard to the limitation on compensation taken into account and/or pension benefits under the Retirement Plan by reason of Sections 401(a)(17) or 415 of the Code and (B) taking into account, in the year of deferral, any income deferred by the Participant pursuant to the Minerals Technologies Inc. Supplemental Savings Plan in calculating the Participant’s Earnings under the Retirement Plan.  Such amount shall be paid in a single lump-sum payment.

ARTICLE V

PLAN ADMINISTRATION

5.1	Administrative Committee. The Plan shall be administered by an Administrative Committee that shall consist of at least three members appointed by the Board of Directors of the Company or its delegate.

5.2	Rights and Duties. The Administrative Committee shall administer the Plan and shall have all powers and discretion necessary to accomplish that purpose, including, but not limited to, the following:

(a) construe, interpret, and administer the terms and intent of the Plan with its decisions to be final and binding on all parties;

(b)	to make all determinations required by the Plan, and to maintain all necessary records of the Plan; and

(c)	to compute and certify to the Company the amount of benefits payable to Participants or Beneficiaries, and to determine the time and manner in which such benefits are to be paid.

5.3
Compensation, Indemnity and Liability.  The Administrative Committee shall serve as such without bond and without compensation for services hereunder.  All expenses of the Plan and the Administrative Committee shall be paid by the Employer.  No member of the Administrative Committee shall be liable for any act or omission of any other member or any act or omission on his own part, except his own willful misconduct.  The Employer shall indemnify and hold harmless each member of the Administrative Committee against any and all expenses and liabilities, including reasonable legal fees and expenses arising out of his membership on the Administrative Committee, except for expenses or liabilities arising out of his own willful misconduct.

ARTICLE VI

CLAIMS PROCEDURE

Claims for benefits and appeals of claim determinations under the Plan shall be processed in the manner set forth under the claims and appeals procedures set forth in the Retirement Plan, provided that for this purpose all references in the Retirement Plan to the “Retirement Committee” shall be read as references to the Administrative Committee.

ARTICLE VII

AMENDMENT AND TERMINATION

7.1
Amendment.  The Company, acting through its Board of Directors or its delegate, shall have the right to amend the Plan in whole or in part at any time, provided, however, that no amendment shall reduce the benefits accrued on behalf of any Participant as of the effective date of such amendment. Any amendment shall be in writing and executed by a duly authorized officer of the Company.

7.2
Termination of the Plan.  The Company reserves the right to discontinue and terminate the Plan at any time, in whole or in part, for any reason.  In the event of termination of the Plan, the benefits accrued under the Plan on behalf of any Participant, as of the effective date of such termination, shall not be reduced and shall be distributed at a time and in the manner determined by the Administrative Committee and that complies with Section 409A of the Code and the regulations thereunder.

ARTICLE VIII

MISCELLANEOUS

8.1
Limitation on Participant’s Rights.  Participation in this Plan shall not give any Participant the right to be retained in the Employer’s employ or any rights or interest in this Plan or any assets of the Employer other than as herein provided.  The Company reserves the right to terminate the employment of any Participant without any liability for any claim against the Company under this Plan, except to the extent provided herein.

8.2
Benefits Unfunded.  The benefits provided by this Plan shall be unfunded.  All amounts payable under the Plan to Participants or Beneficiaries shall be paid from the general assets of the Employer, and nothing contained herein shall require the Company to set aside or hold in trust any amounts or assets for the purpose of paying benefits.  Participants and Beneficiaries shall have the status of general unsecured creditors of the Company with respect to their benefits under the Plan or any other obligation of the Company to pay benefits pursuant hereto.  Any funds of the Company available to pay benefits under the Plan shall be subject to the claims of general creditors of the Company and may be used for any purpose by the Company.

Notwithstanding the preceding paragraph, the Company may at any time transfer assets to a trust for purposes of paying all or any part of its obligations under this Plan. To the extent that assets are held in a trust when a Participant’s benefits under the Plan become payable, the Administrative Committee shall direct the trustee to pay such benefits to the Participant from the assets of the trust.

8.3
Governing Law.  This Plan shall be interpreted in a manner consistent with Code Section 409A and the regulations thereunder and shall also be subject to and construed in accordance with the provisions of ERISA, where applicable, and otherwise by the laws of the State of New York, without regard to the conflict of law provisions of any jurisdiction.  If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall continue to be fully effective.

8.4
Certain Terms Used in Plan.  References herein to “separation from service” shall mean a separation from service within the meaning of Section 409A of the Code and the regulations thereunder, provided, however, that a 50% threshold for the level of services that constitute a separation shall be applied rather than a 20% threshold.  “Disabled” or “Disability” shall have the same meaning as “Disability” in the Retirement Plan.  An “Affiliate” means any entity that is treated as a single employer with the Company under Section 409A of the Code and the regulations thereunder.  “Beneficiary” shall mean the Participant’s estate or, if the Participant has designated a beneficiary in accordance with the procedures specified by the Administrative Committee, such beneficiary.

8.5
Payment and Taxes.  Any amount payable under this Plan shall be paid on the date specified herein or no later than the latest date permitted under Section 409A of the Code in order for such payment to be treated as paid on such specified date.  If all or any portion of a Participant’s or Beneficiary’s benefit under this Plan shall become liable for the payment of any income, employment, estate, inheritance, or other tax that the Employer shall be required to pay or withhold, the Employer shall have the full power and authority to withhold and pay such tax out of any monies or other property credited to such Participant or Beneficiary at the time the benefits under this Plan are distributable.

8.6
Gender, Number, and Headings.   In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine, or neuter gender shall be deemed to include the other.  Headings and subheadings in this Plan are inserted for convenience of reference only and are not considered in the construction of the provisions hereof.

8.7
Successors and Assigns; Nonalienation of Benefits.  This Plan shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns, provided, however, that the amounts credited to the account of a Participant shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder shall be void, including, without limitation, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officers this 22nd day of December, 2008.

MINERALS TECHNOLOGIES INC.

By: /s/ Kirk G. Forrest
Kirk G. Forrest
General Counsel

By: /s/ D. Randy Harrison
D. Randy Harrison
Vice-President of Organization and Human Resources